Exhibit 21.1

SIRIUS XM RADIO INC.

SUBSIDIARIES

Sirius Entertainment Promotions LLC

Satellite CD Radio LLC

XM 1500 Eckington LLC

XM Investment LLC

Spend LLC

Earth Station Ecuador Cia. Ltda.

XM Radio LLC

XM Emall Inc.

Satellite Public Radio Inc.

Interoperable Technologies LLC